                                                                    EXHIBIT 10.2

                               REVISED AGREEMENT
                               -----------------

THIS AGREEMENT, made the 1st day of July 1991, is by and between the UNIVERSITY
                         ---        ----
OF DELAWARE, a Corporation of the State of Delaware, hereinafter called (UNIVERSITY), and ASTROPOWER, INC., a Corporation of the State of Delaware, hereinafter called (ASTROPOWER) and supersedes and replaces a similar agreement entered into August 15, 1989.

1. UNIVERSITY will construct to its standards a 40,000 square foot building on University land with an agreed upon design and site, including parking space.

2. The proposed building will be leased to ASTROPOWER for a term of twenty (20) years commencing on the date of acceptance of the building by the UNIVERSITY and ASTROPOWER and ending twenty (20) years from the acceptance date.

3. The proposed building will be utilized by ASTROPOWER in compliance with its Business Plan, attached as Exhibit A, and made a part of this Agreement.

3a. The Agreement may be canceled by ASTROPOWER after nine (9) years, with twelve (12) months notice of cancellation.

4. The rental for the proposed building will be paid to the UNIVERSITY by ASTROPOWER monthly over the term of the Lease, according to the Rental Schedule attached as Exhibit B.

5. ASTROPOWER will also pay into a REMODELING FUND $10,000 annually on the anniversary date of this Lease over the first twenty (20) years for a total of $200,000. The Fund is to be interest-bearing and under the control of the UNIVERSITY. The purpose of the FUND is to defray the cost of remodeling the building upon the termination of this Agreement by ASTROPOWER.

6. In addition, ASTROPOWER will pay into a RENOVATION FUND $8,000 annually on the anniversary date over the first five (5) years of this Lease and $16,000 annually on the anniversary date for the next fifteen (15) years of this Lease for a total of $280,000. The Fund will be interest-bearing and under the control of the UNIVERSITY. The Fund will be used to pay for the cost of renovations which will be made or supervised by the UNIVERSITY. To the fullest extent possible, such renovations will be determined by mutual agreement.

7. In addition, the University will receive from ASTROPOWER 100,000 shares of ASTROPOWER Capital Stock upon acceptance of the building by ASTROPOWER.

8. ASTROPOWER will pay the cost of all utilities, including telephone services furnished to the proposed building.

9.  ASTROPOWER shall maintain the premises and 6.33+ acres of grounds in good
                                                   -
order, repair, and cleanliness, reasonable wear and tear excepted, at its own expense, including snow removal and any

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

relining or cleaning needed for the paved areas; provided, however, that the UNIVERSITY shall be responsible for repair of the exterior and structural components of the building and paved areas to the extent of funding available in the Renovation Fund as defined under item 6. of this Lease.

10. ASTROPOWER will not assign or sublet any part of the leased premises without the UNIVERSITY'S written consent, such consent will not be unreasonably withheld.

11. ASTROPOWER will not make any structural alterations or additions to the leased premises or erect any exterior sign thereon without the written consent of UNIVERSITY, such consent will not be unreasonably withheld.

12. ASTROPOWER, upon the termination of the Agreement, will deliver up and surrender quiet and peaceable possession of the leased premises in as good order and condition as the same now are, reasonable wear and tear and accident by fire or other casualty excepted.

13. ASTROPOWER agrees to defend, indemnify, and hold harmless the UNIVERSITY, its Trustees, personnel, and agents from and against any suits, claims, decrees, liability, or judgments, including all costs and expenses, for loss or damage to property and injury or death to persons on or about the premises resulting from the negligence of ASTROPOWER, its employees, agents, contractors, guests, invitees, and licensees.

14. ASTROPOWER, during the term of this Lease, will maintain in effect a comprehensive general liability insurance policy with combined single limits of at least $2,000,000 per occurrence and add the UNIVERSITY as a named insured to cover any claims which may arise from or grow out of this Agreement. ASTROPOWER shall furnish current certificates of insurance to evidence this insurance and the policy shall be endorsed to require that the UNIVERSITY shall be notified of any termination or significant change affecting this coverage.

15. The Rental payments are due and payable to the Treasurer of the UNIVERSITY by ASTROPOWER on the first day of each month and the Remodeling Fund and Renovation Fund payments are due and payable to the Treasurer of the UNIVERSITY by ASTROPOWER on each anniversary date of this Agreement and interest determined by the prime rate of the Citibank of New York, NY, shall be assessed and compounded monthly on any such payments not made within 30 days of the due date. Any failure of ASTROPOWER to pay Rental, Remodeling Fund and Renovation Fund payments including interest thereon within 60 days of the due dates or perform any material term hereof after notice and a thirty (30) day cure period, shall at the option of UNIVERSITY, terminate all rights of ASTROPOWER hereunder. In the event that ASTROPOWER shall be absent from the leased premises for a period of thirty (30) consecutive days, while in default, ASTROPOWER shall, at the option of University, be deemed to have abandoned the leased premises, and any property left on the leased premises shall be considered abandoned and may be disposed of by UNIVERSITY as it shall see fit. All property on the leased premises is hereby subject to a lien in favor of UNIVERSITY, for the payment of all sums due hereunder, to the maximum extent allowed by law. Recovery of the leased premises by UNIVERSITY shall not relieve ASTROPOWER of any obligations hereunder. UNIVERSITY shall have the affirmative duty to mitigate ASTROPOWER'S obligations under the foregoing circumstances and shall promptly attempt to let the leased premises to others upon commercially reasonable terms and conditions, to recover from ASTROPOWER sums due hereunder, less any consideration received from others for the use of the leased premises, for the remaining term hereof after paying expenses.

16. UNIVERSITY shall have the right, without undue disruption, at all reasonable hours and upon prior reasonable notice to enter upon the entirety of the leased premises for the purpose of making repairs and alterations which UNIVERSITY is obligated or desires to make, and to examine the condition of the premises.

17. In the event that all or a substantial part of the building in which the leased premises is located is (a) damaged or destroyed and the UNIVERSITY determines that the building shall not be repaired, or (b) is condemned by any competent authority, this Lease shall terminate if the UNIVERSITY so elects.

18. In the event that any party hereto shall prevail in any legal action brought by it against any other party hereto to enforce the terms hereof or relating to the leased premises, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fee.

19. No failure of UNIVERSITY to enforce any term hereof shall be deemed a waiver, nor shall any acceptance of a partial payment of rent be deemed a waiver of UNIVERSITY'S right to the full amount thereof.

20. Terms and conditions of this Agreement shall be binding upon and inure to any successors and assigns of the parties thereto, except that the UNIVERSITY reserves the right to renegotiate the financial terms of this Agreement in the event ASTROPOWER is purchased by another party, or in the event another party acquires control of ASTROPOWER.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

     Signed, sealed, and delivered in the presence of:

     ASTROPOWER:                           UNIVERSITY OF DELAWARE:

BY: /S/ ALLEN M. BARNETT, PRESIDENT        BY: /S/ DAVID P. ROSELLE, PRESIDENT
    -------------------------------            -------------------------------


                                           By: /S/ G.A. LOESSNER, VICE PRESIDENT
                                               ---------------------------------
                                                   AND SECRETARY

                     SUPPLEMENTAL MEMORANDUM OF AGREEMENT
                     ------------------------------------
            BETWEEN THE UNIVERSITY OF DELAWARE AND ASTROPOWER, INC.
            ------------------------------------------------------



An agreement has been entered into on this 1st day of July ,1991 between the
                                                      ------
UNIVERSITY OF DELAWARE, a Corporation of the State of Delaware, hereinafter called (UNIVERSITY), and ASTROPOWER, INC., a Corporation of the State of Delaware, hereinafter called (ASTROPOWER).

ASTROPOWER agrees that it will accept the building on July 1, 1991, and

The parties agree to amend Appendix B of the Revised Agreement upon the completion of the accounting by substituting the final agreed upon total cost to construct and equip the building for the $2 million of total costs estimated in Exhibit B, and

It is further agreed that the amount of rent paid by ASTROPOWER to the UNIVERSITY will be adjusted accordingly so that the resulting internal rate of return over twenty (20) years is no less than 8.82%, and

It is further agreed that any adjustment due one party as a result of these revisions will be paid by the other party in a lump sum in not less than thirty
(30) days and an appropriate adjustment be made to the monthly rent to be paid thereafter, and

It is further agreed that snow removal will be provided by the UNIVERSITY during the winter of 1991-92 and that ASTROPOWER pay the UNIVERSITY $750 for this service on January 1, 1992.


ASTROPOWER, INC.                     UNIVERSITY OF DELAWARE



/S/ ALLEN M. BARNETT, PRESIDENT      /S/ DAVID P. ROSELLE, PRESIDENT
-------------------------------      -------------------------------

                                                                       EXHIBIT B

                            REVISED RENTAL SCHEDULE
                            -----------------------

                                 As of 6/l/92

                  Per Sq. Ft.        Annual Rent on
                   on 40,000         40,000 Square
        Year     Square Feet             Feet           Monthly Rent
        ----     -------------           ----           ------------
            1            3.68               147,200        $12,266.67
            2            3.88               155,200         12,933.33
            3            4.10               164,000         13,666.67
            4            4.33               173,200         14,433.33
            5            4.57               182,800         15,233.33
            6            4.82               192,800         16,066.67
            7            5.09               203,600         16,966.67
            8            5.37               214,800         17,900.00
            9            5.67               226,800         18,900.00
           10            5.98               239,200         19,933.33
           11            6.31               252,400         21,033.33
           12            6.66               266,400         22,200.00
           13            7.03               281,200         23,433.33
           14            7.42               296,800         24,733.33
           15            7.83               313,200         26,100.00
           16            8.26               330,400         27,533.33
           17            8.72               348,800         29,066.67
           18            9.20               368,000         30,666.67
           19            9.71               388,400         32,366.67
           20           10.25               410,000         34,166.67

ASTROPOWER, INC.                       UNIVERSITY OF DELAWARE



/S/ ALLEN M. BARNETT, PRESIDENT        /S/ DAIVD P. ROSELLE, PRESIDENT
-------------------------------        -------------------------------
                                       6/2/92

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